EXHIBIT 10.25
[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION]
FUKUDA-GOODMAN
NON-EXCLUSIVE SUB-DISTRIBUTION AGREEMENT
This Agreement, dated as of January 25, 2005 (the “Effective Date”), is made and entered into by and among:
Fukuda Denshi Co., Ltd., a company incorporated under the laws of Japan (“Supplier”), Goodman Company, Ltd., a company incorporated under the laws of Japan (“Distributor"), and Volcano Corporation, a Delaware corporation (“VOLCANO”).

WHEREAS	The Japanese Distribution Agreement, dated August 31, 1998, by and between Supplier and EndoSonics Corporation, a Delaware corporation (“EndoSonics”) (the “Distribution Agreement”) granted distribution rights related to certain medical device products to Supplier from EndoSonics;

WHEREAS	Jomed, Inc., a Delaware corporation (formerly EndoSonics) assigned the Distribution Agreement to Volcano Therapeutics, Inc., a Delaware corporation;

WHEREAS	Distributor is in the business of distributing and selling medical device products throughout the Territory;

WHEREAS	Pursuant to the terms and conditions of this Agreement, Supplier now wishes to grant to Distributor the non-exclusive right to distribute and sell the Products in the Field throughout the Territory; and

WHEREAS	Distributor desires that Supplier appoint Distributor as Supplier’s distributor in the Field throughout the Territory, with respect to the distribution and sale of the Products.
THE PARTIES HEREBY AGREE AS FOLLOWS
1	DEFINITIONS
In this Agreement the following terms and expressions shall have the meaning set out below.

Best Efforts	Shall mean every necessary and prudent effort of a party applied in a prompt, commercially reasonable manner, to the maximum extent reasonably allowed by such party’s available financial resources, taking into account all of such party’s business commitments for such financial resources.

Distributor	Shall mean Goodman Company, Ltd., having its principal office at 108 Fujigaoka, Meito-Ku, Nagoya, 465-0032 Japan.

Field	Shall mean the field of use for the Products, limited to interventional cardiology physicians, accounts and departments and not include endovascular or peripheral specific physicians, accounts or departments. For the avoidance of any doubt, the Distributor may sell the Products to interventional cardiology physicians, accounts and departments performing endovascular or peripheral procedures.

Order	Shall mean an order for Products submitted by Distributor and accepted by Supplier under Section 3.

Price Schedule	Shall mean the schedule of prices for the Products as set forth in Exhibit A hereto. Such price schedule will automatically adjust to the prices currently contained in the Distribution Agreement and any subsequent changes.

Product(s)	Shall mean any product listed on Exhibit A hereto and for which a separate price is set forth in the Price Schedule. The current Products and pricing are described in Exhibit A. Such Products will automatically adjust to the products contained in the Distribution Agreement and any subsequent changes.

Product Improvements	Shall mean any improvements, modifications, developments or additions to the Products, whether developed by VOLCANO, Distributor, or Supplier.

Supplier	Shall mean Fukuda Denshi Co., Ltd., having its principal office at 3-39-4 Hongo, Bunkyo-ku, Tokyo 113-8483, Japan.

Territory	Fukuda Territory shall mean Fukuda accounts, J&J accounts and Gray Zone accounts listed in Exhibit B. Goodman Territory shall mean the Goodman accounts and Gray Zone accounts listed in Exhibit B.

VOLCANO	Shall mean VOLCANO Corporation, a Delaware corporation, having its address at: 2870 Kilgore Road, Rancho Cordova, CA 95670, USA and its affiliates.
2	DISTRIBUTORSHIP

2.1	Supplier hereby appoints Distributor, and Distributor hereby accepts appointment, as Supplier’s distributor of the Products in the Field throughout the Territory, with the right to distribute and sell the Products for use in the Field throughout the Territory in accordance with the terms and conditions of this Agreement. The right granted Distributor to distribute and sell Products for use in the Field throughout the Territory is expressly made subject to the terms of this Agreement.

2.2	Distributor may not appoint third parties (a “Subdistributor”) to act for Distributor in selling and distributing the Products in the Field throughout the Territory under this Agreement. For the avoidance of any doubt, the term Subdistributor does not apply to local dealers normally used by Distributor in the Territory.

2.3	Distributor shall not have any right to actively, and shall not actively, import, market, sell, distribute or use, or authorize any third party to import, market, sell, distribute or use, any of the Products outside of the Territory or for any use outside of the Field.

3	ORDERING AND DELIVERY

3.1	All orders for the Products submitted by Distributor shall be initiated by written purchase order sent to Supplier; provided, however, that an order may initially be placed orally or by facsimile if a confirmational written purchase order is received by Supplier and VOLCANO within seven (7) days after said oral or facsimile order. Distributor shall submit orders to Supplier and VOLCANO at least ninety (90) days prior to the first day of the requested month of delivery. Each of Distributor’s orders shall specify: (a) the quantity of each Product ordered; (b) the applicable purchase prices; and, (c) shipping instructions (e.g., requested carrier, shipping date, shipping destination and insurance). Each of Distributor’s orders shall be subject to acceptance by Supplier, not to be unreasonably withheld. At the time Distributor provides a written purchase order to Supplier, Distributor shall also send a copy of such purchase order to VOLCANO. Upon receipt of any order from Distributor, Supplier shall promptly notify Distributor and VOLCANO of its acceptance or rejection of the order and, if rejected, the reasons for the rejection. Supplier shall have no liability to Distributor with respect to orders that are not accepted. Any order submitted by Distributor and accepted by Supplier shall be binding upon the parties and may not be modified, rescinded or cancelled by any party without the agreement by both Supplier and Distributor.

3.2	By the first day of every quarter, Distributor shall provide Supplier and VOLCANO with a four quarter rolling forecast (“Forecast”) showing prospective orders by product model and intended purchase order submittal date. The quantities forecasted for the first quarter of each Forecast shall be binding on Distributor and deemed supported by a non-cancelable order.

3.3	Supplier shall use commercially reasonable efforts to deliver the Products in accordance with the applicable Orders. Upon shipment of an Order by Supplier to Distributor, Supplier shall promptly notify Distributor that the Order has been shipped. Distributor shall pay to Supplier the purchase price, all shipping charges, premiums for insurance, inspection fees, duties, assessments and other costs incurred to comply with Distributor’s shipping instructions and otherwise transport the Products as specified in the applicable Order. Distributor shall pay to Supplier all import, taxes, shipping and other specific costs, if any, associated with importing and delivering the Products from VOLCANO in the United States to the Distributor. Supplier shall provide a detailed breakdown of each charge for each shipment of Products to Distributor.

3.4	The Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Supplier’s standard shipping cartons, marked for shipment to Distributor’s address set forth above or any other address in Japan as Distributor indicates. Title and risks of loss or damage to the Products shall pass from Supplier to Distributor upon delivery to the carrier selected by Distributor.

3.5	Supplier shall be responsible for all packaging and labeling of the Products purchased under this Agreement. Distributor shall not modify, alter or add to, or authorize any third party to modify, alter or add to, any labeling of any Product without the prior written consent of Supplier.

4	PRICING AND PAYMENT

4.1	The purchase price for each Product purchased by Distributor under this Agreement shall be determined in accordance with the Price Schedule in effect on the date of the applicable Order. Unless otherwise specified in the Price Schedule, all prices are specified in US Dollars. All payments for products under this Agreement shall be paid in US Dollars per the prices in Exhibit A. All payments for expense reimbursement under this Agreement will be paid in Japanese yen.

4.2	Unless otherwise specified, the prices and other amounts specified in the Price Schedule, any Order or otherwise in or pursuant to this Agreement, do not include any sales, use or similar taxes. Distributor shall pay such taxes to Supplier.

4.3	Supplier shall issue invoices at the time Supplier ships the Order to Distributor for any Product purchased by Distributor, reimbursable costs, taxes and other amounts due to Supplier under this Agreement. Distributor shall pay each of Supplier’s invoices within sixty (60) days of the date of the invoice. Distributor shall make such payments in Japanese Yen by wire transfer to an account designated by Supplier or such other means of payment as may be agreed upon between Supplier and Distributor. Any late payment charge shall incur interest at a rate of 14.5% per year.

5	MARKETING AND SALES

5.1	Distributor shall consult and cooperate with Supplier and VOLCANO in connection with the marketing, sale and distribution of the Products under this Agreement.

5.2	Distributor shall at its sole expense, use its Best Efforts to promote the sale of the Products in the Field within the Territory. Such promotion shall include, but not be limited to, preparing promotional materials in languages appropriate for the Territory, as approved by VOLCANO, participating in appropriate trade shows to the extent Distributor thinks fit, and directly soliciting orders from customers for the Products in the Field within the Territory.

5.3	Distributor shall devote sufficient financial resources, technically qualified sales personnel, and service personnel to the Products to fulfill its responsibilities under this Agreement.

5.4	Distributor shall, at its own expense:

(i)	place the Products in Distributor’s catalogues as soon as possible and feature the Products in any applicable trade show that it attends to the extent Distributor thinks fit;

(ii)	provide adequate contact with existing and potential customers within the Territory on a regular basis, consistent with good business practice;

(iii)	assist Supplier and VOLCANO in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality design, functional capability, and other features;

(iv)	submit market research information to VOLCANO, as reasonably requested by VOLCANO, regarding competition, changes in the market within the Territory, and customer complaints; and

(v)	provide VOLCANO with a report, by product type, of all sales of Products for each quarter no later than thirty (30) days following the end of such quarter.

5.5	Distributor shall comply with all applicable laws and regulations relating to the marketing, sale and distribution of the Products under this Agreement. Distributor shall not import, export or reexport, or authorize the import, export or reexport of, any Product, technical data or other items in violation of any such requirement.

5.6	During the term of this Agreement and for a period of three (3) years after the end of the term, Distributor shall keep and maintain records of all sales and other distributions of Products made by Distributor sufficient to effectively, efficiently and economically implement any recall of any Product. Upon Supplier’s or VOLCANO’S request, Distributor shall make such records available to Supplier or VOLCANO, as the case may be, and otherwise cooperate as reasonably required to effectively, efficiently and economically implement any recall.

6	INTELLECTUAL PROPERTY RIGHTS

6.1.1	VOLCANO hereby grants to Distributor a non-exclusive license to use the VOLCANO Trademarks (defined herein below) for the purpose of identifying and marketing the Products in the Field throughout the Territory. Any use of the VOLCANO Trademarks will be in accordance with such instructions as VOLCANO may give Distributor from time to time.

6.1.2	During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized distributor of the Products and to advertise (within the Territory) such Product under the trademarks, marks and trade names that VOLCANO may adopt from time to time (“VOLCANO Trademarks”). Nothing herein shall grant to Distributor any right, title or interest in the VOLCANO Trademarks. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge the VOLCANO Trademarks or the registration thereof or attempt to register any trademarks, marks or trade name confusingly similar to those of VOLCANO.

6.2	VOLCANO shall be the owner of, and hereby reserves, any and all patent, trade secret, trademark and other intellectual property rights with respect to Products (including, without limitation, any and all Product Improvements). Distributor shall properly identify and accurately describe all Products as products of VOLCANO. Distributor shall not alter, remove, deface or obscure any notice of any patent, trade secret, trademark or other proprietary right on any Product.

6.3	VOLCANO reserves any and all rights that it may have in any of its names, logos and other trademarks that are included in the branding of Products or otherwise used in connection with the marketing, sale or distribution of Products under this Agreement.

6.4	Distributor shall immediately notify Supplier and VOLCANO of any infringement, misuse, misappropriation or violation of any patent, trade secret, trademark or other intellectual property right of a Product that comes to Distributor’s attention. In the event of any such infringement, misuse, misappropriation or violation relating to the activities of Distributor or any third party acquiring any Product directly or indirectly from Distributor, Distributor shall take all steps reasonably necessary to terminate any such infringement, misuse, misappropriation or violation, but excluding any right or obligation to initiate any legal proceedings. As between the Distributor, VOLCANO and Supplier, VOLCANO shall have exclusive control over the commencement, prosecution and settlement of any legal proceeding to enforce, recover damages on account of or obtain other relief with respect to any infringement, misuse, misappropriation or violation of any patent, trade secret, trademark or other intellectual property rights of VOLCANO. As between the Distributor and VOLCANO, VOLCANO shall have exclusive control over the commencement, prosecution and settlement of any legal proceeding to enforce, recover damages on account of or obtain other relief with respect to any infringement, misuse, misappropriation or violation of any patent, trade secret, trademark or other intellectual property rights of VOLCANO. In connection with any such legal proceeding in the Territory, Distributor shall provide such assistance related to such proceeding as VOLCANO, as the case may be, may reasonably request (including, without limitation, enforcing any judgment, settlement or order made in connection with such proceeding); provided that VOLCANO, as the case may be, shall reimburse the expenses reasonably incurred by Distributor to provide such assistance in accordance with VOLCANO’S, as the case may be, request for the same. Distributor shall not have any right to commence, prosecute or settle any legal proceeding to enforce, recover damages or obtain other relief on account of any infringement, misuse, misappropriation or violation of any patent, trade secret, trademark or other intellectual property right of VOLCANO.

6.5	Except as otherwise specifically set forth in this Section 6, this Agreement shall not be interpreted or construed to transfer, assign, license or grant any right to or under any patent, trade secret, trademark or other intellectual property right of any party.

7	INSPECTIONS, RETURNS, REPRESENTATION, WARRANTIES AND REMEDIES

7.1	Distributor shall inspect all Products, except those Products which are sterilized and sealed, promptly upon receipt thereof and may reject any Product that fails to meet the specifications set forth in VOLCANO’S current product specifications for that Product. Any Product not properly rejected within sixty (60) days of receipt of that Product at Distributor’s facility (the “Rejection Period”) shall be deemed accepted. To reject a Product, Distributor shall, within the Rejection Period, notify Supplier and VOLCANO in writing by facsimile of its rejection and request a Return Material Authorization (“RMA”) number. Supplier shall provide the RMA number in writing by facsimile to Distributor within ten (10) days of receipt of the request. Within ten (10) days of receipt of the RMA number, Distributor shall return to Supplier the rejected Product in its original shipping carton with the number displayed on the outside of the carton. Immediately upon receipt by Supplier of properly received Products, Supplier shall forward the replacement request to VOLCANO. As soon as possible after Supplier receives the replacement Products from Volcano, Supplier shall, at its expense, ship such replacement Products to Distributor on a prepaid shipping basis. Volcano shall reimburse the Supplier for shipping costs related to sending replacement Products to the Distributor.

7.2	VOLCANO warrants to Distributor that any Product sold to Distributor under this Agreement shall, when delivered to Distributor, meet the then effective and agreed upon specifications and shall be free from defects in design, materials and workmanship. VOLCANO warrants to Distributor that the use, sale, offer for sale or import of Products in accordance with this Agreement shall not infringe on patents, trade secrets, trademarks or other intellectual property rights of any third party.

7.3	VOLCANO hereby extends and agrees to extend to any original purchaser of a Product from Distributor a warranty against defects in design, material or workmanship. Volcano shall be responsible for the repair and/or replacement of the Products that prove to be defective. The warranty set forth in this Section 7 shall in respect of each Product delivered hereunder expire fifteen (15) months from the date of shipment to Distributor unless it is a sterilized Product. For sterilized Product the warranty shall be until the expiration of the shelf life for the sterilized Product.. If Supplier tests and inspects these returned Products and determines that such Products perform according to VOLCANO’s written specifications, no credit will be given to Distributor. If upon such test and inspections, such returned Products do not perform to VOLCANO’s written specifications, these Products will be replaced at no cost to Distributor except in the case that Supplier proves that such defect was caused after shipment by Supplier to Distributor.

7.4	SUPPLIER’S AND VOLCANO’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 7 ARE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS

OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS). THE REMEDIES SET FORTH IN THIS SECTION 7 ARE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER REMEDIES FOR ANY BREACH OF SUPPLIER’S OR VOLCANO’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 7.

7.5	SUPPLIER’S AND VOLCANO’S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE PRODUCT SHALL BE LIMITED TO THE AMOUNT PAID BY DISTRIBUTOR FOR THE PRODUCTS. IN NO EVENT SHALL SUPPLIER OR VOLCANO BE LIABLE TO DISTRIBUTOR OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY. NOTHING IN THIS SECTION 7 SHALL LIMIT THE SUPPLIER’S INDEMNIFICATION OBLIGATION WITH RESPECT TO DAMAGE CLAIMS FOR PERSONAL INJURY AND/OR DEATH CAUSED BY A DEFECT IN THE VOLCANO PRODUCTS.

8	INDEMNITY AND INSURANCE

8.1	VOLCANO shall indemnify, defend and hold harmless Distributor from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest, penalties, costs and expenses (including without limitation, reasonable legal fees and disbursements) resulting from, arising out of, imposed upon or incurred by Distributor by reason of (i) any breach of any representation or warranty of VOLCANO set forth in paragraph 7.2 or 7.3 of this Agreement; (ii) total or partial recalls of Products; or (iii) any bodily injury caused by any alleged defects in materials, workmanship, product performance, or design of the Products. VOLCANO and Supplier shall maintain product liability insurance in such amounts as is advisable pursuant to ordinary good business practice for a similar company in a similar type of business, and shall provide Distributor with evidence of this coverage upon written request.

8.2	Distributor shall indemnify, defend and hold harmless Supplier and VOLCANO from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest, penalties, costs and expenses (including without limitation, reasonable legal fees and disbursements) resulting from, arising out of, imposed upon or incurred by Distributor by reason of (i) any breach of Distributor’s obligations under this Agreement; (ii) product claims, representations or warranties, whether written or oral, made or alleged to be made, by Distributor in its advertising, publicity, promotion or sale of any Product where such product claims, representations or warranties were not provided by or approved by VOLCANO and Supplier; (iii) any infringement, misuse, misappropriation or violation of any intellectual property right of any third party by any trademark of Distributor; or (iv) negligent handling by Distributor of Products. Distributor shall maintain product liability insurance in such amounts as is advisable pursuant to ordinary good business practice for a similar company in a similar type of business, and shall provide Distributor with evidence of this coverage upon written request.

9	TERM

9.1	Unless otherwise terminated in accordance with Section 10 hereof, this Agreement shall have an initial term commencing on February 1, 2005 and ending on June 30, 2007.

9.2	At the end of the term, this Agreement shall terminate automatically without notice unless prior to that time the term of the Agreement is extended by mutual written consent of the parties.

10	EARLY TERMINATION

10.1	Not withstanding anything to the contrary in Article 9, this Agreement shall be subject to early termination:

(i)	by Supplier or Distributor immediately upon written notice if the other party fails to fulfill its obligations under this Agreement and such failure is material to this Agreement and not remedied within thirty (30) days from having received a request for such remedial action from the non-defaulting party; or

(ii)	by Supplier or Distributor immediately upon written notice if the other party should become insolvent or start negotiations about composition for the benefit of its creditors, if a petition for bankruptcy should be filed by or against the other party and is, in the latter, not dismissed within sixty (60) days or if the other party makes an assignment of all or a material part of its assets for the benefit of its creditors, other than an assignment given as security in connection with a loan or other borrowing on marketable terms by such party.

10.2	In the event of a change in control of fifty (50%) percent or more of the outstanding stock or assets of Distributor or Supplier, VOLCANO may, at its option, terminate this Agreement.

10.3	In the event that the parties to the Distribution Agreement, voluntarily or otherwise terminate the Distribution Agreement, VOLCANO may, at its option, terminate this Agreement.

11	EFFECTS OF TERMINATION
Upon expiration or termination of the Agreement, the following shall apply:
11.1	Unless otherwise agreed upon by the parties, each party shall fulfill its obligations under any and all Orders entered into by the parties during the term in accordance with Section 3; provided, however, that, in the event of any termination pursuant to Section 10.1(i) or (ii), the terminating party may, at its option, cancel any outstanding Orders by giving the other party written notice of such cancellation.

11.2	The parties’ respective rights and obligations with respect to any breach of this Agreement during the term shall survive.

11.3	The parties’ respective rights and obligations under Sections 6, 7, 10, 11, 13, 14, 15, 17 and 20 shall survive.

11.4	Except as otherwise specifically provided for in Section 10, no party shall have any liability (e.g., for any claim of damages, loss of revenue, profit or compensation, for anticipated sales or for any costs, expenses, investments or other commitments made in reliance upon or otherwise in connection with this Agreement) to the other parties on account of any expiration or termination of the term. Without limiting the generality of the foregoing, no party shall have any right, either express or implied by applicable law or otherwise, to renewal of this Agreement or to any damages or compensation for any such termination.

12	NON-COMPETITION

During the term of this Agreement, Distributor shall use its Best Efforts in the promotion and sale of the Products, and shall not, directly or indirectly (e.g., through any of its affiliates), develop, market, sell, distribute or support any product that competes with Products in the Field throughout the Territory. Provided that this Section 12 does not extend to any of Distributor’s and/or its affiliates’ products (either present or future) utilizing OCT technology.

13	FORCE MAJEURE

13.1	“Force Majeure” shall mean any event or condition, not existing on the date of signature of this Agreement, not reasonable foreseeable as of such date and without control of any party, which prevents, in whole or in material part, the performance by one of the parties of its obligations hereunder, such as an act of God, act of government, war or related actions, civil insurrection, riot, sabotage, general strike, general lockout, epidemic, fire, flood windstorm and similar events.

13.2	Upon giving notice to the other parties, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

13.3	During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other may likewise suspend the performance of all or part its obligations hereunder to the extent that such suspension is commercially reasonable.

14	MISCELLANEOUS

14.1	Confidentiality

14.1.1	During the term of this Agreement and for a period of five (5) years thereafter, all parties undertake not to disclose to any third party any Confidential Information (as defined below) that the party receives from the other parties and shall not be used for any other purpose than is required in order to fulfill its obligations under this Agreement.

14.1.2	For the purpose of this Agreement, Confidential Information shall include any and all technical, financial, business or other information disclosed by one party to the other verbally, in writing or in any other way, including without limitation documents, data or information related to products, technologies, know-how and trade secrets, provided that Confidential Information shall not include:

(i)	information which the receiving party can show was lawfully in its possession at the time of disclosure;

(ii)	information which at the time of disclosure is in the public domain or which is published after disclosure or otherwise becomes part of the public domain through no fault of the receiving party; or

(iii)	information which the receiving party can show was received by it from a third party who did not acquire the information, directly or indirectly, from the disclosing party under an obligation of confidence.

14.2	Relationship Between Parties

This Agreement does not make any party the employee, agent or legal representative of the other for any purpose whatsoever. No party is granted any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of or in the name of any other party. In fulfilling its obligations pursuant to this Agreement, all parties shall be acting as an independent contractor.

14.3	Headings

The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

14.4	Notice

14.4.1	All notices or other communications to a party hereto required or permitted hereunder shall be deemed to be given if in writing and delivered personally or sent by facsimile (with confirmation of transmission) or certified mail (return receipt requested) to such party at the addresses listed in Section 1 of this Agreement (or at such other addresses as shall be specified by like notice).

14.4.2	All notices shall be deemed to be given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail) or on the second day following delivery to a reputable courier.

15	GOVERNING LAW

This Agreement shall be construed and governed in accordance with the laws of Japan.

16	ASSIGNMENT

This Agreement, including all terms and conditions hereof which survive any termination or expiration of this Agreement, shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assign. No party may assign any of its rights and obligations hereunder without prior written consent of the other parties.

17	ATTORNEYS FEES

In the event that an action or proceeding is brought as a result of any dispute between the parties hereto concerning any provision of this Agreement or the rights and duties of any party in relation thereto, the prevailing party in such action or proceeding shall be entitled to recover from the losing party its reasonable attorneys fees and costs in addition to any other relief which may be granted.

18	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall together constitute but one and the same agreement, binding upon all the parties hereto, not withstanding that all the parties are not signatories to the original of the same counterpart.

19	ENTIRE AGREEMENT

This Agreement, and exhibits attached hereto, constitutes the entire agreement, and supersedes any and all prior agreements, with respect to the appointment of Distributor as Supplier’s distributor and the purchase and sale of the Products. No amendment, modification or waiver of any of the provisions of this Agreement shall be valid unless set forth in a written instrument signed by the party to be bound thereby.

20	NO IMPLIED WAIVER

No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective duly authorized representatives.

Fukuda Denshi Co., Ltd.		Goodman Company, Ltd.

By:	/s/ Kotaro Fukuda	By:	/s/ Akira Yamamoto

Kotaro Fukuda		Akira Yamamoto

President and CEO		President

Volcano Corporation

By:	/s/ Scott Huennekens

Scott Huennekens

President and CEO

EXHIBIT A
TO FUKUDA-GOODMAN
NON-EXCLUSIVE DISTRIBUTION AGREEMENT
Prices Effective April 1, 2005
Description of VOLCANO Products and Pricing

Distributor Name:	Fukuda Intervention Systems
Distributor Territory:	Japan

	CATALOG	TRANSFER PRICE
PRODUCT	NUMBER	(EACH)

In-Vision Gold 2003 System:	S7700908
1-15 Units Purchased Annually		[CONFIDENTIAL]USD
16-24 Units Purchased Annually		[CONFIDENTIAL]USD
25+ Units Purchased Annually		[CONFIDENTIAL]USD
Remora2 Data Recorder (for use with Gold system only)	804175-001	[CONFIDENTIAL]USD
In-Vision Gold 2003 with DR Integrated	804908-001
1-15 Units Purchased Annually		[CONFIDENTIAL]USD
16-24 Units Purchased Annually		[CONFIDENTIAL]USD
25+ Units Purchased Annually		[CONFIDENTIAL]USD
Eagle Eye Catheter	85900	[CONFIDENTIAL]USD
Avanar Catheter	85700	[CONFIDENTIAL]USD
PV .018 Catheter	86700	[CONFIDENTIAL]USD
PV 8.2 Catheter	88900	[CONFIDENTIAL]USD
TrakBack II	91002	[CONFIDENTIAL]USD
R100 Reusable Pullback Device	804547001	[CONFIDENTIAL]USD
Flat Panel Monitor (for use with Gold system only)	803502-001	[CONFIDENTIAL]USD
*Plus Upgrade (Tsunami Upgrade Kit)	S9200100	[CONFIDENTIAL]USD
*DICOM Connection Kit	803183-001	[CONFIDENTIAL]USD

■	Travel costs associated with installation are not included in product cost.
■	All prices are quoted “each” and in US Dollars
■	Volcano Therapeutics’ Terms are FOB Origin, net sixty (60) days.

Distributor Authorized Signature and Date	VOLCANO Authorized Signature and Date

EXHIBIT B
TO
NON-EXCLUSIVE SUB-DISTRIBUTION AGREEMENT
As of [                     ]
Territory
TO BE DETERMINED